Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 24th day of July, 2012, between BioDrain Medical, Inc., a Minnesota corporation (the “Company”), and Josh Kornberg (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on April 24, 2012 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Employment.

(a)          Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a one-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment hereunder to automatically continue following the Initial Term for additional, successive one-year periods in accordance with the terms of this Agreement (subject to earlier termination as aforesaid) unless either party notifies the other party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of (as applicable) the Initial Term or then-current one-year extension period (the Initial Term, together with any such extension of employment hereunder, shall hereinafter be referred to as the “Term”).

(b)          Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company, such other duties, responsibilities and authorities as are consistent with those positions, and shall have such other powers, duties and responsibilities as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s positions (or other positions that he may hold from time to time). The Executive’s duties and responsibilities shall include, but are not limited to, devising, implementing and overseeing strategic reorganization and restructuring initiatives. It is understood and agreed that the Executive shall not be required to relocate to, or maintain his primary office or work generally from, the Company’s main offices in Minnesota (or other specific or successor location). It is anticipated and agreed that Executive will and may perform his duties primarily from such location(s) as he may choose other than the Company’s main offices; provided, however, the Executive will travel to and work at the Company’s main offices in Minnesota from time to time as business circumstances mandate. The Company will provide and maintain an office with appropriate equipment and support for Executive at its main offices in Minnesota (or any successor location). The Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company. The Executive may (i) manage his and his family’s finances, assets, affairs, and investments, (ii) serve on other boards of directors (provided such service is disclosed to the Board) and (iii) engage in religious, charitable or other community activities, as long as such services and activities do not unreasonably interfere with the Executive’s performance of his duties for the Company, and as long as the activities described in clauses (ii) and (iii) do not constitute a conflict of interest as reasonably determined by the Board.

(c)          Board Membership. Effective on or about March 9, 2012, the Executive was appointed as a member of the Board and since that date has been serving, and during his employment hereunder (and thereafter (unless his Board membership has been otherwise terminated)) shall continue to serve as a member of the Board, subject to the applicable by-laws and any other governing documents pertaining to Board membership and service.

2.            Compensation and Related Matters.

(a)          Base Salary. During the Term, the Executive’s initial annual base salary shall be $180,000.00 per year, subject to adjustment (but not decrease without the written consent of the Executive) from time to time in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. The first such payroll payment after the date of this Agreement shall include a catch-up payment of all Base Salary accrued but not yet paid for the period starting from the Commencement Date through the date of such payment (based on the rate of $180,000 per annum).

(b)          Incentive Compensation. In connection with his employment during the Term, the Executive shall be eligible to receive cash and/or equity incentive compensation as determined by the Board and/or the Compensation Committee from time to time, including, without limitation, the incentive compensation described in 2(b)(i) and 2(b)(ii) below

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(i)          Annual Bonus. The Executive shall be eligible to receive with respect to each calendar year ending during the Term of the Executive’s employment with the Company (i.e., for 2012, for the period from the Commencement Date through December 31, 2012, and for the period January 1 through December 31 of each year thereafter during the Term) a bonus payment subject to the terms of this Section 2(b)(i) (the “Annual Bonus”). The amount of the Annual Bonus shall be determined based on the attainment of reasonable Company and/or individual performance metrics established and revised annually by the Compensation Committee and/or Board in consultation with the Executive (which shall be set at or about the beginning of the given year to which the metrics relate; and for 2012 which will be based on the performance measures, goals and standards set forth in a letter agreement (to be an exhibit to this Agreement) approved by the Executive and the Compensation Committee and/or Board on or about the date of this Agreement or as soon thereafter as practicable but in no event by later than August 15, 2012). The Executive’s target Annual Bonus shall be 150 percent of his Base Salary (the “Target Annual Bonus”); provided that the actual amount of the Annual Bonus for each calendar year shall be determined by the Compensation Committee and/or the Board based on relative level of achievement of the applicable metrics and which may be in an amount greater or less than the Target Annual Bonus but shall not be less than 50 percent of the Target Annual Bonus (the “Minimum Bonus”). The Annual Bonus shall be payable in a single lump sum in cash between January 1 and March 15 of the year following the calendar year to which such Annual Bonus Relates. Notwithstanding the foregoing, the Annual Bonus for the calendar year ending December 31, 2012 will be pro-rated based on the percentage of 2012 during which Executive is employed (measured starting from the Commencement Date). Except as otherwise provided in this Agreement, to earn and be entitled to payment of an Annual Bonus in respect of a given calendar year, the Executive must be employed by the Company on the last day (i.e., December 31st) of the calendar year to which the bonus relates (such date, the “Bonus Vesting Date”). Notwithstanding the foregoing, the Executive (or his estate, if applicable) shall receive a pro-rata portion of the Target Annual Bonus (calculated as if all applicable performance metrics had been attained at 100% and based on the portion of the calendar year during which the Executive was employed) (the “Pro-Rata Bonus”) for the calendar year during which the Executive’s employment terminates in the event the Executive’s employment terminates due to: (i) a termination by the Company without Cause, (ii) a termination by the Executive for Good Reason, (iii) expiration of the Term (i.e., expiration due to an election pursuant to Section 1(a) by either the Company or the Executive not to renew/extend the then current Initial Term or one-year renewal period for a subsequent year), or (iv) termination due to the Executive’s death or disability.

(ii)         Equity Incentive Grants. The Executive shall receive annual equity incentive grants (e.g., stock options, restricted stock or other stock-based awards) with respect to each calendar year ending during the Term of the Executive’s employment with the Company (i.e., for 2012, for the period from the Commencement Date through December 31, 2012, and for the period January 1 through December 31 of each year), which shall be granted on December 31st of the calendar year to which such grant pertains (each an “Annual Grant”). Each Annual Grant shall be granted in accordance with the terms and conditions of the applicable equity incentive plan or plans then in effect and will be evidenced by an award agreement issued under the applicable plan. The target aggregate grant date fair value of each such Annual Grant shall be 200 percent of the Executive’s Base Salary (the “Target Grant”), provided that the actual amount of any such award shall be determined in the reasonable discretion of the Compensation Committee and/or the Board and may be greater than the Target Grant but which shall not be less than the Target Grant. Each Annual Grant shall vest as follows: 50% on the first anniversary of the applicable grant date, 25% on the second anniversary of the applicable grant date and 25% on the third anniversary of the applicable grant date.

(c)          Inducement Grant. In order to induce the Executive to accept employment with the Company and to enter into this Agreement (and in exchange for such acceptance), on the date of this Agreement, the Company shall grant to the Executive a number of shares of common stock with an aggregate grant date fair value of 200 percent of the Executive’s Base Salary (the “Inducement Grant”). The Inducement Grant will be fully vested on the date of grant.

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(d)          Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses (including, without limitation, for business travel and entertainment) incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)          Other Benefits. During the Term, the Executive shall be eligible to continue to participate in or receive benefits under all of the Company’s Executive Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Executive Benefit Plans. As used herein, the term “Executive Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. The Executive shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(f)          Health Insurance Reimbursement. Notwithstanding anything to the contrary in Section 2(e), the Executive shall not be required to elect to participate in the Company’s group health insurance plan(s) (as applicable). If the Executive does not elect to participate, the Company agrees that it shall reimburse the Executive for the premiums associated with the Executive maintaining during the Term such health insurance coverage (including medical and dental) for himself, his spouse and his eligible dependents under the personal insurance policies under which he and they are covered as of the Commencement Date (or a reasonable successor/replacement policy/policies as the Executive may hereafter obtain). For the avoidance of doubt, the Executive shall be eligible for reimbursement of, and shall be reimbursed for, all such premiums incurred by the Executive for such coverage since the Commencement Date; and the Company shall make a catch-up reimbursement payment to the Executive on the first regularly scheduled payroll date after the date of this Agreement for all such premiums incurred by the Executive for the period from the Commencement Date through such payroll date.

(g)          Life Insurance Benefit. During the Term, the Company shall pay the Executive a supplemental payment on an semi-annual basis (on June 30th and December 31st of each year), with each such payment equal to the cost of six months of premiums for the Executive to maintain a commercially reasonable 10-year term life insurance policy of the Executive’s choosing providing a death benefit of $1,000,000.00 (the “Life Insurance Benefit”).

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(h)          Vacations. During the Term, the Executive shall be entitled to accrue up to four (4) weeks (i.e., 20 business days) of paid vacation days in each year, which shall be accrued ratably. Any accrued unused vacation time remaining at the end of a given year shall carryover into the following year; and the Executive shall be paid for any accrued, unused vacation remaining at the Date of Termination (as defined below); provided, however, the Executive will not be paid for any remaining accrued, unused vacation time in the event the Company terminates the Executive’s employment for Cause (as defined below) or the Executive terminates his employment without Good Reason (as defined below).

(i)          Legal Fees. The Executive shall be reimbursed for his reasonable attorneys’ fees and costs incurred in connection with the negotiation and drafting of this Agreement and related legal advice and counsel, not to exceed $5,000; which reimbursement will be made as soon as practicable but in no event later than five (5) business days after the later of the execution of this Agreement and receipt of a detailed invoice with respect to such fees and costs.

3.            Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. or any similar state or local law.

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(c)          Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s continued non-compliance with the lawful, reasonable and good faith written directives from the Board, which non-compliance has continued for 30 days following the Executive’s receipt of written notice from the Board of such non-compliance; (ii) the Executive’s acts or omissions constituting material misconduct in connection with the performance of his duties, including misappropriation of funds or property of the Company (other than the occasional, customary and de minimis use of Company property for personal purposes), which misconduct the Executive fails to cure within 30 days following the Executive’s receipt of written notice from the Board of such misconduct; (iii) the conviction of the Executive for any felony or a misdemeanor involving moral turpitude or fraud, which conduct by the Executive results or is reasonably expected to result (as determined by the Board in good faith) in injury or reputational harm to the Company or in the Executive being unable to satisfactorily perform his duties to the Company; (iv) non-performance by the Executive of his duties to the Company (other than by reason of the Executive’s physical or mental illness, incapacity or disability or permissible absence) which non-performance has continued for 30 days following the Executive’s receipt of written notice from the Board of such non-performance; or (v) a material breach by the Executive of any of the Executive’s material obligations under this Agreement and/or of any fiduciary duties owed by Executive to the Company, which breach the Executive fails to cure within 30 days following the Executive’s receipt of written notice from the Board of such breach. To the extent notice and cure opportunities are required pursuant to the foregoing, Cause for termination shall not be deemed to exist if the applicable conduct or condition has been cured or discontinued (as applicable) prior to expiration of the applicable post-notice cure period.

(d)          Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause, subject to the advance notice requirements in Section 3(g). Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause. For the avoidance of doubt, a termination due to the Company’s electing (pursuant to Section 1(a)) not to renew/extend the then-current Initial Term or one-year renewal period (as applicable) for a subsequent year shall be deemed to be and treated as a termination by the Company without Cause (including, without limitation, for purposes of Sections 4 and 5) and which termination shall be effective upon the scheduled expiration of the then-current Initial Term or one-year renewal period (as applicable).

(e)          Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason, subject to the advance notice requirements in Section 3(g) and, if applicable, the Good Reason Process described herein. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events (each a “Good Reason Condition”): (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary, Minimum Bonus, Target Annual Bonus, and/or Target Grant; (iii) a material change in the geographic location at which the Executive provides services to the Company (including, without limitation, requiring the Executive to relocate to the Company’s Minnesota offices or other successor location where the Company may hereafter maintain it offices); or (iv) the material breach of this Agreement by the Company. For the avoidance of doubt, the Company’s hiring of a new Chief Executive Officer, whether with or without the Executive’s participation, cooperation or consent, shall constitute a Good Reason Condition (which shall be deemed to occur on the first day of such new Chief Executive Officer’s employment). “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 90 days of the first occurrence of such Good Reason Condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates his employment within 90 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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(f)          Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period, and (vi) if the Executive’s employment terminates due to expiration of the Term (i.e., due to election of non-renewal by either the Company or the Executive pursuant to Section 1(a)), the scheduled expiration date of the then current Initial Term or one-year renewal period (as applicable).

4.            Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination (paid on or before the time required by law but in no event more than 30 days after the Date of Termination), (ii) if the Date of Termination occurs following the end of a given calendar year, but prior to payment of the Annual Bonus with respect to such year, the Annual Bonus payable for such prior calendar year (paid in accordance with Section 2(b)(i)); (iv) if applicable under Section 2(b)(i), the Pro-Rata Bonus for the year during which the Date of Termination occurs (paid at the time the Company pays bonuses with respect to such year); (v) unpaid expense reimbursements (subject to, and in accordance with, Sections 2(d), 2(f) and 2(i) of this Agreement) and, if applicable under Section 2(h), unused vacation that accrued through the Date of Termination (paid on or before the time required by law but in no event more than 30 days after the Date of Termination); and (vi) any vested benefits the Executive may have under any Executive Benefit Plan or other employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such benefit plans (collectively, the “Accrued Benefits”).

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(b)          Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefits (as provided in Section 4(a) above). In addition, subject to the Executive signing a full and final release of all releasable claims in favor of the Company and related persons and entities in a reasonable form and manner reasonably satisfactory to the Company (the “Release”) and the expiration of the applicable revocation period for the Release:

(i)          the Company shall pay the Executive an amount equal to two (2) times the sum of (x) the Executive’s Base Salary and (y) the Executive’s Target Annual Bonus (i.e., 100% of the Target Annual Bonus amount as if employed for the full year and all applicable performance metrics had been fully achieved) (the “Severance Amount”). The Severance Amount shall be paid out in a cash lump sum payment within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the lump sum payment of the Severance Amount shall be paid in the second calendar year (but prior to the end of the 60-day period). Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2);

(ii)         effective upon the Date of Termination, all stock options and other stock-based awards (including, without limitation, all such awards/grants under Section 2(b)(ii) and 2(c)) held by the Executive and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by the Executive from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective); and

(iii)        if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to the Executive on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to 200 percent of the Executive’s Base Salary (which grant shall be fully vested on the Date of Termination); and

(iv)        if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months equal to the monthly premiums for the continuation of such coverage (for the Executive and, as applicable, his spouse and eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) or similar state law; or, if the Executive (and his spouse and dependents, as applicable) was/were covered by the Executive’s own health insurance the premiums for which the Executive was being reimbursed pursuant to Section 2(f) above, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months equal to the monthly premiums for such insurance coverage.

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5.            Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and/or after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs in connection with or within eighteen (18) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change in Control if the Executive remains employed with the Company through and at such time.

(a)          Change in Control. In the event of a Change in Control:

(i)          notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive (including, without limitation, all such awards/grants under Section 2(b)(ii) and 2(c)) and all yet unvested portions thereof shall immediately and fully accelerate and vest and become fully exercisable or nonforfeitable as of immediately prior to the closing or occurrence (as applicable) of the event constituting the Change in Control; and

(ii)         if, in connection with or within eighteen (18) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for any reason, subject to the signing of the Release by the Executive and the expiration of the applicable revocation period for the Release:

(A)         the Company shall pay the Executive a lump sum in cash in an amount equal to three (3) times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Annual Bonus (or the Executive’s Target Annual Bonus in effect immediately prior to the Change in Control, if higher). Such payment shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year (but prior to the end of the 60-day period);

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(B)         to the extent not covered by and accelerated pursuant to Section 5(a)(i) above, effective upon the Date of Termination all stock options and other stock-based awards (including, without limitation, all such awards/grants under Section 2(b)(ii))) held by the Executive and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by the Executive from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective);

(C)         if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to the Executive on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to 200 percent of the Executive’s Base Salary (which grant shall be fully vested on the Date of Termination); and

(D)         if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months equal to the monthly premiums for the continuation of such coverage (for the Executive and, as applicable, his spouse and eligible dependents) pursuant to COBRA or similar state law; or, if the Executive (and his spouse and dependents, as applicable) was/were covered by the Executive’s own health insurance the premiums for which the Executive was being reimbursed pursuant to Section 2(f) above, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months equal to the monthly premiums for such insurance coverage.

(b)          Gross-Up Payment.

(i)          Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

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(ii)         Subject to the provisions of Section 5(b)(iii) below, all determinations required to be made under this Section 5(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 5(b)(ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 5(b)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 5(b)(iii) below, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of the Executive.

(iii)        The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(A)         give the Company any information reasonably requested by the Company relating to such claim,

(B)         take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

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(C)         cooperate with the Company in good faith in order to effectively contest such claim, and

(D)         permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

(iv)        If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Section 5(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(c)          Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)          there is consummated a merger, consolidation, statutory exchange or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii)         any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s shareholders; or

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(iii)        there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(iv)         individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new director shall, for purposes of sentence, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, (A) a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (ii) solely as the result of the acquisition of additional securities by Dr. Samuel Herschkowitz, Joshua Kornberg or their affiliates; and (B) a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (ii) solely as the result of a repurchase or other acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this clause (B) shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (ii).

6.            Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

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(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7.            Confidential Information and Noncompetition.

(a)          Confidential Information. As used in this Agreement, “Confidential Information” includes, without limitation, all patterns, compilations, programs, and know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company’s products, services, systems or business; information acquired or compiled by the Company concerning actual or potential clients/customers, suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by the Company, and any unpublished written materials furnished by or about them to the Company; and information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans. Notwithstanding the foregoing, Confidential Information does not include information in the public domain or generally known in the industry (unless due to breach of the Executive’s duties under Section 7(b)) or readily ascertainable from publicly available sources.

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(b)          Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after Executive’s termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company or as may be required by law or legal process. The Executive agrees to take reasonable security measures to prevent accidental or unauthorized disclosure of Confidential Information.

(c)          Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company (and not retain) all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination except as authorized.

(d)          Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for twelve (12) months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will not directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will not solicit, contact, sell to, provide services to, work with, or attempt to divert, take away or induce clients or prospective clients of the Company with whom the Executive worked, solicited, marketed, or obtained confidential information about during the Executive’s employment with the Company, regarding services or products that are competitive with any of the Company’s services or products. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States which is competitive with the Company in regard to the business of developing, marketing, manufacturing, licensing and selling medical devices dedicated to fluid management in medical environments (including operating rooms, emergency rooms, day surgery centers, patient rooms and ambulances) which devices are similar to, perform the same function(s) as or could be used as a reasonable replacement or substitute for the device(s)/product(s) of the Company (which were in existence or being developed by the Company during the Executive’s employment with the Company). Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and nothing herein shall preclude the Executive from performing work for or providing services to a person, company or other entity (not primarily engaged in a Competing Business) which among his/her or its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that the Executive is not directly or indirectly involved in any of the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such person, company or entity which is/are engaged in a Competing Business.

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The Company is providing the Executive with adequate and valuable consideration to compensate the Executive for the reasonable restrictions on the Executive’s post-employment competitive activities contained within this Agreement. The Executive hereby acknowledges the consideration and that the consideration constitutes adequate and sufficient consideration for the restrictive covenants in this Agreement. The Executive agrees that the restrictions set forth in this Agreement are reasonable considering the Executive’s position. If any of the above restrictions are deemed by a court of competent jurisdiction to be unreasonable in duration or in geographical scope, it will be considered modified and valid for such duration and geographical scope as the court determines to be reasonable under the circumstances. The duration of the above restrictions will be extended beyond the twelve (12) month period for a period equal to the duration of any breach or default of such covenant by the Executive. Upon terminating employment with the Company (for whatever reason), the Executive has an affirmative obligation to inform any prospective employer and/or actual employer of the Executive’s post-employment obligations contained within this Agreement including the Executive’s non-competition and non-solicitation obligations. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interests including, but not limited to, its Confidential Information, established and potential employment relationships, customer and prospective customer relationships, supplier relationships, and goodwill. The Executive agrees that such restrictions are reasonable and appropriate for this purpose.

(e)          Injunction. The Executive agrees that it could be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages could be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

8.            Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

9.            Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.          Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

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11.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.          Survival. The provisions of this Agreement shall survive the termination of this Agreement, the Term and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, addressed to the attention of the Board.

15.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16.          Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Minnesota, without giving effect to the conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eighth Circuit.

17.          Counterparts. This Agreement may be executed in any number of counterparts (including by electronic exchange of signed copies via fax or .pdf copies via e-mail), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.          Successor to Company. The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company, to any person or entity which purchases substantially all of the assets of the Company, and to any subsidiary, affiliated corporation, or operating division of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

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19.          Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Remainder of this page intentionally left blank. Signature page(s) immediately follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

BIODRAIN MEDICAL, INC.

By: /s/ Bob Myers

Its:	Chief Financial Officer

JOSH KORNBERG

By:	/s/ Josh Kornberg
Josh Kornberg

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